SHARE (QUOTAS) PURCHASE AND SALE AGREEMENT

The first Parties to the agreement shall be hereinafter jointly called as follows:
CASTROL LLC., duly formed in November 12, 2008, with its constitution document under authentication nº 6962552, granted by the Secretary of the State of Delaware, in the United States of America (U.S.A.), with registered Office and registered agent with domicile at Greentree Drive, nr. 160, room 101, Dover, County of Kent, in the State of Delaware, U.S.A., 19904, being here represented by its attorney Mr. EDISON CARMAGNANI, Brazilian, married, entrepreneur, National Identity Card Holder RG nr. 2.256.983 SSP/SP, enrolled in the Brazilian Internal Revenue Service Registration CPF/MF as nr. 063.543.788-00, with resident and domicile at 482 Bartira Street, ap. 131, Perdizes, in the city of São Paulo, São Paulo State, ZIP code 05009-000 from now on called SELLER or CASTROL, and

B&D FOOD CORP., a corporation located in The United States of America, duly established pursuant the Laws of the Delaware State, USA, with headquarters at 575 Madison Avenue, New York, NY, USA, herein represented by its President Mr. DANIEL OLLECH, bearer of Brazilian Passport nº 554471, with residence and domicile at Derech hahoresh 96 ,Jerusalem, Israel,  and by its Brazilian attorney Mr. Javier Tano Feijo, Uruguaian, Divorced, Business Administrator, wuth National Identity card RNE  n# w275.706.-u and enrolled in the Brazilian Internal Revenue Service –CPF Number 035.336.128-40, with residence ane domicile at Rua barata Ribeiro  323,cj11 ,City of Sao Paulo, SP Zip Code 01308-000, hereinafter called BUYER or B&D.

Whereas CASTROL LLC. is the controller in the Federative Republic of Brazil (Brazil) of the company called  GLOBAL MILK BUSINESSES AND ADMINISTRATION OF PRIVATE PROPERTIES LTDA., a limited liability company, with headquarters at Av. of the Tajurás, 236, City Garden, in the City of São Paulo, State of São Paulo, ZIP 05670-000, enrolled in the Brazilian Internal Revenue under  CNPJ/MF  nº 10.605.431/0001-35, with its Social Contract duly filed in the Chamber of Commerce of the State of São Paulo - JUCESP under “NIRE” 35.222.921.829 (hereinafter called GLOBAL MILK).

Whereas the parties agreed on the purchase and sale of the shares (quotas) accordingly to the terms established in this Share (Quotas) Purchase and Sale Agreement.

The parties agree by mutual covenant to execute this agreement as per the following clauses:

CHAPTER I - OBJECT OF THE TRANSACTION

1.1. For B& D, with qualification above, the object of the transaction will be acquisition of 60% (sixty percent) of the participation in the social capital of the GLOBAL MILK.

2.2. In this act, B&D acquires 60% (sixty per cent) of the shares (quotas) representing 60% of the social capital, owned by CASTROL, for the amount of R$ 13.000.000, 00 (thirteen million Real), that will be paid up to 12/10/2009, as follows:

a) R$ 8.000.000, 00 will be for the increasing of capital of GLOBAL MILK on account and order of CASTROL, and

b) R$ 5.000.000, 00 will be paid to TEIXEIRA’s FAMILY (duly identified in the annex document witch is signed by the Parties and is part and integrate this agreement) or to any part that they indicate on account and order of CASTROL, as payment of the non competition agreement signed between CASTROL and TEIXEIRA’s FAMILY, as attached copy.

2.3. B&D besides the acquisition of the social shares (quotas) owned by CASTROL, will make a Capital increase of GLOBAL MILK in the amount of R$ 12.000.000, 00 (twelve million Reais), up to 10/12/2009.

Paragraph:        The Shareholder (quotaholder) B&D will pay irrevocably by not later than 10/12/2009, the total amount of R$ 25,000,000.00 (twenty and five million Reais), as above discriminated, penalty of losing its acquired shares (quotas).

2.4. B&D, in the occasion of its admission as a shareholder (quotaholder) of GLOBAL MILK, what happens in the present date, will arrange within 30 days, a capital placement from a bank loan, in the amount of (4 million Reais), for working capital of the company, that will be used in accordance to the necessities the GLOBAL MILK administration shall judge necessary, being that the guarantees for the present loan will be supplied by the other part (Castroll or its Nominees) as a real state property clear of any liens against transfer and/or other guarantees.

The interests and monetary correction, or any fines and other expenses arise from the referred loan during the period before the capital placement will be exclusively paid by B&D.

During the period of payment of the loan and its expenses part os the profits and dividends related to B&D portion will can be retained for amortization and payment of loan interest directly by GLOBAL MILK.

2.4. GLOBAL MILK is the withholder of “TEIXEIRA” and “MESTRE CUCA” brands and patents as per exhibit 1 attached, and the stock in trade of the companies, consistent of the total customers list, formulas of its products registered at the Ministry of Agriculture, manufacturing and distribution Know how and commercial structure of S. Teixeira Produtos Alimenticios Ltda. and Pará Industria de Laticinios.

The following exhibits are an integral part of this contract

Namely:

 - Agreement of Assignment of marks and patents rights.

 - Articles of Incorporation of Global milk

 - Agreement of quotaholders.

2.5. The Parties agree that all and any controversy arising out of the present Share (Quotas) Purchase and Sale Agreement that cannot be solved  by the parties on a consensual way, shall be decided through arbitration process to be lead by arbitrators nominated by them in the form regulated by an arbitration chamber to be defined in common agreement by the Parties, located necessarily in the United States of America, the shareholders oblige themselves to this form of solution independently of any other, no matter how  specific and privileged shall be,  agreeing  both parties to sign the arbitrational commitment in the form of the regulation of the respective arbitrational chamber.

2.6 Finally, it is elected the Forum of the City of New York, State of New York, in the United States of America, for the execution of the arbitral decision and/or for any provisional remedy if there should eventually be necessary, with express resignation of any another one, for more privileged it can be.

To evidence the mentioned form above, the Parties sign this instrument in 04 (four) copies, of equal content and form, in this date, in the presence of 02 (two) signed witnesses below.

São Paulo May, 07 2009